EXHIBIT 5


                         January 9, 1995




Tucson Electric Power Company
220 West Sixth Street
Tucson, Arizona 85701

Ladies and Gentlemen:

          As General Counsel of Tucson Electric Power Company (the "Company"), I am supervising the various corporate matters and proceedings relating to the proposed registration under the Securities Act of 1933, as amended, of 3,000,000 shares of the Company's common stock, no par value (the "Common Stock"). The Common Stock is being registered in connection with the Company's 1994 Omnibus Stock and Incentive Plan as described in the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission.

          I am of the opinion that the Company is a corporation duly organized and existing under the laws of the State of Arizona and that the Common Stock, upon payment of the purchase price therefor, will be authorized under the Company's Restated Articles of Incorporation, as amended, legally issued and validly outstanding, and fully paid and non-assessable.

          I hereby consent to the use of my name in connection with the Registration Statement and any and all amendments or supplements thereto, and to the use of this opinion as an Exhibit to the Registration Statement.

                              Very truly yours,


                              DENNIS R. NELSON
                              ----------------
                              Dennis R. Nelson
                              General Counsel